EXHIBIT 99.3

Key Highlight of Acquisition Fact Sheet

Through the acquisition of VigilAigent, Intrusion has combined agentic AI with proprietary threat-intelligence data to build an AI-native cybersecurity platform, adding recurring revenue and accelerating its path to profitability. The transaction adds ~$3.5 million in annual recurring revenue; $3 million+ in identified annualized cost synergies; ~1,000 customers from the acquired base; and 80+ additional reseller partners.

Key Highlights:

• A self-funding, rapidly accretive deal

- Adds roughly $3.5M of ARR anchored in multi-year contracts, lifting both the quality and visibility of revenue.

- More than $3M in annualized cost synergies identified within about three weeks of close, reinforcing operating leverage and the path to profitability.

• Differentiated, AI-native technology

- VigilAigent's agentic AI engine, The Oracle, learns from about 1 billion events every day.

- Paired with TraceCop's intelligence on 8.5B+ IP addresses, creating a proprietary data moat that is hard for competitors to replicate.

• Expanded market, durable distribution

- Two-way cross-sell of Intrusion Shield and VigilAigent's managed platform, spanning commercial and government markets.

- A partner-led, MSP-first model that scales through channel rather than headcount.

• Commercial scale from day one

- An installed base of roughly 1,000 customers and 80-plus reseller partners, diversified across a multi-year contract book with no single-logo concentration.

- Extends go-to-market reach immediately rather than waiting on an organic build-out.

• Early execution already yielding results

- More than $350K in annualized new business and renewals secured within roughly three weeks of close.

- A three-year top-partner renewal and OmniViz upgrade worth $300K+ TCV, plus new MSP partners each with more than $1M of ARR potential.

• Optionality and near-term catalysts

- Retained VigilAigent leadership into senior management, reducing integration and talent risk.

- An active acquisition pipeline positions the combination as a consolidation platform, showcased at the Investor Technology Day.

Forward-Looking Statements
This communication contains forward-looking statements regarding the VigilAigent transaction, expected synergies, recurring revenue, integration, and Proposal 3. Actual results may differ materially due to risks described in Intrusion’s SEC filings (including the latest Form 10-K and Form 10-Q). The Company undertakes no obligation to update these statements except as required by law. Read the full proxy statement filed July 20, 2026 before voting. Board recommends FOR Proposal 3.